UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 21, 2017

MGIC Investment Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 E. Kilbourn Avenue, Milwaukee, Wisconsin		53202
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-347-6480
Not Applicable
_____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

MGIC Investment Corporation (the “Company”) does not view the Credit Agreement referred to and defined in Item 8.01 as a material agreement within the meaning of Item 1.01 of Form 8-K because, among other reasons, the committed availability under the Credit Agreement does not exceed 10% of the Company’s consolidated assets. In the event it is determined, however, that the Credit Agreement is a material agreement within the meaning of Item 1.01, the text of Item 8.01 describing the Credit Agreements is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

To the extent applicable, the information provided in Item 8.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01.  Other Events.

Notice of Redemption

The Company has outstanding approximately $207.6 million principal amount of 2% Convertible Senior Notes due 2020 (the “Notes”). On March 21, 2017, the Company issued an irrevocable notice of redemption in respect of all of the Notes, with a redemption date of April 21, 2017. The Redemption Price per $1,000 principal amount of Notes is $1,001.11, which is 100% of the principal amount of such Notes, plus accrued and unpaid interest to, but excluding, the redemption date. A redemption of all of the Notes would result in a cash payment from our holding company for the Redemption Price and a decrease in liabilities for the carrying value of the Notes. The unamortized debt issuance costs of approximately $2.9 million at December 31, 2016 (which amount is not included in the principal amount of the Notes set forth above) would be accelerated through interest expense.

Holders of the Notes may convert their Notes into shares of our common stock at any time before the close of business on the day before the redemption date at a conversion rate of 143.8332 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $6.95 per share. Each holder who elects to convert Notes will receive whole shares of Company common stock and a cash amount in lieu of fractional shares.

A conversion of all of the Notes would result in a decrease in liabilities for the carrying value of the Notes and an increase in shareholders’ equity for an equal amount. There would be no gain or loss on the conversion. The approximately 29.9 million shares of common stock into which all of the Notes are convertible were previously considered dilutive securities in the Company’s calculation of diluted share count. A conversion of all of the Notes would result in the issuance of such shares, and they would then be considered shares outstanding. We currently have no plans to repurchase common stock but regularly consider appropriate uses for resources of our holding company.

The exemption to be claimed for the issuances of shares of common stock upon a conversion transaction as described above is Section 3(a)(9) of the Securities Act of 1933, as amended.

Entry into Credit Agreement

On March 21, 2017, the Company closed a Credit Agreement with U.S. Bank National Association, as Administrative Agent and the lenders party thereto (the “Credit Agreement”).

The Credit Agreement provides for a $175 million unsecured revolving credit facility maturing on the third anniversary of the closing date. Revolving credit borrowings bear interest at a floating rate, which will be, at the Company’s option, either a eurocurrency rate or a base rate, in each case plus an applicable margin. The applicable margins are subject to adjustment based on the senior unsecured long-term debt rating of the Company, or if the Company does not have such a rating, the corporate or issuer rating of the Company. Amounts under the facility may be borrowed, repaid and reborrowed by the Company from time to time until the maturity of the revolving credit facility. Voluntary prepayments and commitment reductions are permitted at any time without fee subject to a minimum dollar requirement and, for outstanding eurocurrency loans, customary breakage costs.

The Company is required under the Credit Agreement to pay commitment fees on the average daily amount of the unused revolving commitments of the Lenders, and an annual administrative fee to the Administrative Agent. The Credit Agreement contains affirmative, negative and financial covenants which are customary for financings of this type, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on dispositions, maximum debt-to-capital ratio, minimum consolidated stockholders’ equity, minimum policyholder’s position of MGIC, and compliance with the financial requirements of the Private Mortgage Insurer Eligibility Requirements of a Government Sponsored Enterprise. The Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payments of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreements shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.

The Company has elected to borrow $150 million under the facility. The Company expects to use such initial proceeds to fund a portion of the redemption price of the Notes if the holders of the Notes do not elect to convert their Notes, and expects to repay the portion of such initial proceeds not applied to the redemption price.

Some of the lenders under the Credit Agreements have relationships with the Company and its affiliates involving the provision of a variety of financial services in the ordinary course of business, including investment or commercial banking services, financial advisory services, cash management and custody services. In addition, MGIC has provided mortgage insurance on loans originated or purchased by certain lenders or their affiliates. Such lenders and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION

Date:	March 21, 2017	By: \s\ Timothy J. Mattke

Timothy J. Mattke
Executive Vice President and Chief Financial Officer